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INSIDER TRADING POLICY AND COMPLIANCE PROGRAM

PART I

Purpose

The Alaska Air Group Insider Trading Policy (the “Policy”) is designed to ensure that directors, officers, employees, advisors and vendors of Alaska Air Group, Inc. (the “Company”) and its subsidiaries (including Alaska Airlines, Inc. (“Alaska”), Horizon Air Industries, Inc. (“Horizon”) and McGee Air Services, Inc. (“McGee”) are aware of and comply with laws prohibiting insider trading. This Part I describes the Company’s policy and defines key insider trading concepts. Part II describes additional rules and procedures in place to help ensure compliance with the Policy.

Scope

This Policy applies to all directors, officers, employees, vendors and advisors of the Company, Alaska, Horizon, and McGee and other subsidiaries (collectively, “Covered Persons”). It also applies to immediate family members and anyone else living in the household of Covered Persons, as well as any entities of which a Covered Person is the owner, general partner, trustee or executor (“Related Parties”). Covered Persons are responsible for the transactions of their Related Parties and should treat all such transactions for purposes of the Policy and applicable securities laws as if the transactions were for their own account.

As you will see in Part II below, certain additional rules and procedures may apply to you, depending on your position or responsibilities with the Company and its subsidiaries.

Policy

1.Company Policy Prohibiting Insider Trading
Covered Persons with knowledge of Material Inside Information (as defined in Section I.4 below) relating to the Company or its subsidiaries may not engage in insider trading of the Company’s securities. For this purpose, “insider trading” refers to buying or selling securities and, subject to Section I.6 below, also includes bona fide gifts of Company securities while aware of Material Inside Information concerning the Company or its subsidiaries. Covered Persons are also prohibited from engaging in tipping (as described in Section I.5 below) while aware of Material Inside Information concerning the Company or its subsidiaries.
Additionally, Covered Persons with knowledge of Material Inside Information relating to another company doing business with the Company or its subsidiaries that was obtained in the course of employment with the Company or its subsidiaries or while otherwise providing services to the Company or its subsidiaries may not engage in insider trading in the securities of such other company. Covered Persons must also treat and protect the confidentiality of Material Inside Information in accordance with this Policy.
2.Who Administers this Policy?
The General Counsel and, in his or her absence, his or her designee, shall be responsible for administration of this Policy. All determinations and interpretations by the General Counsel concerning the Policy shall be final and not subject to further review.

3.What is Material Inside Information?
“Material Inside Information” is information about a company or its securities that is not generally available to the public and is significant enough that it:

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a.Might influence the market price of a stock, bond, option, or other security of the company; or
b.Might be important to a reasonable investor in deciding to buy, sell, or hold the security.
4.When does Material Inside Information become public?
Material Inside Information is considered public when it has been broadly disseminated via newswire service, radio and/or television broadcast, publicized in newspaper, magazine or news website, or disclosed in filings with the Securities and Exchange Commission or on a pre-announced conference call or webcast open to the public and sufficient time has elapsed to permit the market to absorb and evaluate the information. As a general rule, information should be considered nonpublic until one full trading day has elapsed since the public disclosure.
Below is a list of some types of information about the Company and its subsidiaries that might (depending on the circumstances) be considered Material Inside Information:
1.Projections of future earnings or losses, or other earnings guidance;
2.Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
3.Current or future costs by quarter, year, etc.;
4.Current revenue environment, including advance bookings, yields, load factors
5.Current and expected future cash/liquidity levels or financial position;
6.Expected capacity growth and new markets;
7.Forecasted capital expenditures;
8.Status of financings, including public or private offerings of Company securities or changes to the rights of security holders;
9.Events regarding the Company’s securities, such as compliance with financial covenants, stock splits or changes in dividends;
10.Significant changes in strategy;
11.Major marketing changes;
12.Company restructuring;
13.Mergers, acquisitions, dispositions, tender offers or joint ventures;
14.Pending or proposed acquisition or disposition of a significant asset;
15.Gain or loss of a significant customer or supplier;
16.Developments regarding significant agreements or markets, including but not limited to labor agreements (including information about expected economics, productivity changes, etc.), aircraft purchases, major alliance agreements, code-share arrangements, or new markets;
17.Changes in control or management;
18.Significant related party transactions;
19.Significant litigation or regulatory agency enforcement activity;
20.Significant cybersecurity incidents, data breaches or similar events;
21.Changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
22.Potential bankruptcies or receiverships; or
23.Anything else that is likely to affect the stock price, either negatively or positively.

Even though information may not seem material to you at the time of your transaction, insider trading cases are often looked at with the benefit of hindsight in determining whether information was Material Inside Information.
5.Tipper-Tippee Liability
If you give Material Inside Information to another person, you are a “tipper.” The person to whom you give the information is the “tippee.”
It is illegal for you to give Material Inside Information to a friend, relative, or anyone else who might buy or sell or hold a security on the basis of that information. You may be found liable as a tipper if you receive a personal benefit (i.e. money, reputational gain, information exchange, gift) by your giving the tip. A tippee doesn’t have to receive a personal benefit beyond the monetary profit from the transaction to be liable.

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Simply disclosing Material Inside Information does not make you guilty of tipping. But, suggesting to your relative or friend that he or she buy or sell the security while you have Material Inside Information is illegal, even though you do not tell them why you are making the suggestion.
Similarly, you do not have to recommend or even be aware that trading will take place to be guilty of tipping. Any disclosure of Material Inside Information can result in your liability if a tippee subsequently trades while in possession of such Material Inside Information. Tippees are also liable for insider trading based on Material Inside Information.
6.Gifts of Securities
A gift of Company securities (including charitable donations and transfers for estate planning purposes) could create insider trading concerns under some circumstances if the donor is aware of material nonpublic information about the Company or its securities. Therefore, unless approved by the General Counsel, individuals subject to this Policy are not permitted to gift Company securities when aware of Material Inside Information about the Company or its subsidiaries or otherwise subject to a blackout period as required by Part II.3 of this Policy. This approval requirement applies even if you are not otherwise subject to the pre-clearance requirements set forth below in Part II.2 of this Policy.

7.Penalties for Insider Trading
In addition to reputational damage, there are severe civil and criminal penalties for engaging in insider trading, including:
1.a civil fine of up to the three times the profit made or loss avoided;
2.a criminal fine of up to $5,000,000 (no matter how small the profit); and
3.a jail term of up to 20 years.

The Company, Alaska, Horizon, and McGee and their respective supervisory personnel may be subject to substantial civil and criminal fines if they fail to take appropriate steps to prevent illegal insider trading.
In addition, violation of this Policy is grounds for disciplinary action, up to and including termination.
PART II
Insider Trading Compliance Program

It is each person’s responsibility individually to comply with laws concerning insider trading. However, the Company has instituted the following rules and procedures to help ensure compliance with this Insider Trading Policy. You will see below that different rules and procedures will apply depending on your position within the Company, so it is important that you understand which category(ies) you fit into.

1.Rules and Procedures Applicable to All Covered Persons

Every person covered by this Policy is subject to the following rules:

1.Compliance with Company Policy Prohibiting Insider Trading – First and foremost, you must not:

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i.buy or sell Company securities (including, subject to Part I.6 above, bona fide gifts of securities) while in possession of Material Inside Information about the Company or its subsidiaries;
ii.buy or sell the securities of another company that was obtained in the course of your employment with or provision of services to the Company or its subsidiaries while in possession of Material Inside Information about the other company;
iii.disclose Material Inside Information to friends, family members or others; or
iv.recommend (or even hint) that friends, family members or others in the workplace buy or sell Company securities when you are in possession of Material Inside Information, even if you are not saying the reason for your recommendation.

a.Treatment of Confidential or Material Inside Information – In addition, if you are aware of Material Inside Information, you must follow the rules listed below until the Company discloses such information to the general public:

i.disclose confidential information to others in the workplace only on a need-to-know basis, and refrain from discussing such information with anyone else, including family members and friends;
ii.do not discuss confidential information in an Internet “chat room” or similar forum;
iii.do not discuss or openly display confidential information in public places, including online platforms or via social media;
iv.take precautions when sending any confidential information by email or fax to avoid disclosure to unintended persons;
v.limit copying of and access to confidential documents; and
vi.safeguard the distribution, placement and storage of confidential documents.
2.Pre-Clearance Rules and Procedures for Restricted Employees

Certain employees of the Company and its subsidiaries have, by virtue of their position and job duties, greater access to Material Inside Information. For the purposes of this Policy these employees are called “Restricted Employees.”

Listed below are specific positions that, if held by you, make you a Restricted Employee. In addition, even if you do not hold one of the specific positions listed, the Company may inform you that you are a Restricted Employee based upon your access to Material Inside Information or your job responsibilities. Should you be identified as a Restricted Employee due to your job responsibilities, you will be notified by Corporate Affairs. If you are, in addition to complying with all the rules and procedures described in Part II.2 above, you must also comply with Part II.2

Following are categories of Restricted Employees:

Title/Position	Must Always Pre-Clear to Trade*	May Not Trade During Black-Out Periods
Alaska Air Group board members	X	X
Alaska Air Group, Alaska, Horizon and McGee elected officers	X	X
Alaska, Horizon and McGee managing directors	X	X
Assistants to Alaska Air Group board members		X

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Assistants to members of Alaska Air Group Executive Committee	X
Assistants to other Alaska Air Group, Alaska, Horizon or McGee elected officers and managing directors	X
Other Alaska, Horizon or McGee employees whose job duties could put them in regular contact with Material Inside Information	X

*If you are ever uncertain as to whether you are a Restricted Employee, you should request confirmation from the General Counsel.

The list of Restricted Employees is reviewed periodically by the General Counsel and the Chief Financial Officer.

a.Pre-Clearance Procedures

Restricted Employees, together with their Related Parties may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two full business days in advance of the proposed transaction. You may request pre-clearance in writing by email, letter, or memo. The General Counsel is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. When unavailable, the General Counsel may designate one or more persons to grant or deny pre-clearance.
Transactions Under Company Plans – The pre-clearance procedures described above also apply to certain transactions under the Company’s stock option plans, 401(k) plan and Employee Stock Purchase Plan.

i.Stock Option Exercises – This Policy (including the pre-clearance procedures) applies to the exercise of an employee stock option, including any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purposes of generating the cash needed to pay the exercise price of an option.

ii.Restricted Stock Unit Awards – This Policy does not apply to shares withheld to satisfy tax withholding requirements upon issuance of the underlying shares of restricted stock units. The Policy does apply, however, to any market sale of the issued shares.

iii.401(k) Plans – This Policy applies to certain elections you may make under your 401(k) plan, including an election to make an intra-plan transfer of an existing account balance out of Alaska Air Group stock. It does not, however, apply to regular contributions of Company stock in a 401(k) plan pursuant to the Company match.

iv.Employee Stock Purchase Plan (“ESPP”) – You must obtain pre-clearance under this Policy before selling Company stock purchased through the ESPP. You do not need pre-clearance for scheduled purchases of Company stock in the ESPP once you have elected to participate in the ESPP.

Gifts – Gifts of Company securities by an officer, employee or director are subject to pre-approval as set forth in Part I.6 above. The recipient of the gifted stock may be subject to certain requirements before selling the stock. There are no restrictions on gifting mutual funds that are invested in Alaska Air Group stock.

b.Additional Restrictions on Short-Term or Speculative Transactions

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It is the Company’s Policy that Restricted Employees may not engage in certain short-term or speculative transactions in the Company’s securities, such as:

i.Short-Term Trading – Purchasing Company securities in the open market, then selling Company securities of the same class during the six months following the purchase.

ii.Short Sales – Selling Company securities that you do not yet own, on the belief that the price will drop. Such short sales are already prohibited for directors and Section 16 officers under Section 16(c) of the Securities Exchange Act of 1934.

iii.Publicly Traded Options – Transactions in puts, calls or other derivative securities, on an exchange or in any other organized market.

iv.Margin Accounts and Pledge – Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of Material Inside Information or otherwise are not permitted to trade in Company securities, you are prohibited from holding our securities in a margin account or pledging Company securities as collateral for a loan.

v.Hedging Transactions – Hedging or monetization transactions involving the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or engaging in other hedging or monetization transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities1 allow a director, officer, or employee to lock in much of the value of his or her common shares, often in exchange for all or part of the potential for upside appreciation in the common shares. These transactions allow the director, officer, or employee to continue to own the covered common shares, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

c.Pre-arranged Trading Plans under Rule 10b5-1

Under SEC Rule 10b5-1, directors, officers or employees can enter into a binding contract, instruction or a written plan (each, a “10b5-1 trading plan”) that specifies the amount, price and date on which securities are to be purchased or sold during a specified period of time. If these arrangements comply with certain specified requirements of SEC Rule 10b5-1 and are established at a time when you do not possess Material Inside Information, you may claim an affirmative defense to insider trading liability under the federal securities laws even if the transactions under the 10b5-1 trading plan occur at a time when you do have Material Inside Information. Trades made outside of an existing plan will not benefit from the protection afforded by 10b5-1 trading plans.
Addendum A to this Policy sets forth the requirements that must be satisfied with respect to any 10b5-1 trading plan entered into relating to purchases or sales of the Company’s securities. You should consult the General Counsel in connection with the establishment of a 10b5-1 trading plan, and the 10b5-1 trading plan must be approved by the General Counsel (or his or her designee) prior to its adoption, modification or termination. A proposed 10b5-1 trading plan or any proposed modification or termination of a 10b5-1 trading plan must be submitted to the Company’s General Counsel for approval at least five days prior to adoption, modification or termination of the plan.

3.Rules and Procedures Applicable to Restricted Employees

Restricted Employees as defined in Part II.2 above are subject to the requirement that they may not trade Company securities during a blackout period as detailed below. These people are subject to all of the rules and procedures listed in Part II.A and II.B above.

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1.Blackout Periods

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid the appearance of trading while aware of Material Inside Information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally may not trade in the Company’s securities during the period beginning the 10th day of the last month of the Company’s fiscal quarter and ending 24 hours (excluding any time during a weekend, holiday or other day when the market is closed) following the Company’s issuance of its quarterly or year-end earnings release.
Event-Specific Blackout Periods. From time to time, an event may occur, or information may be available, that is material to the Company and is known by only a few officers, directors or employees. As long as the event or information remains material and non-public, these persons may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a Restricted Employee requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel may inform the requestor of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout must not disclose the existence of the blackout to any other person.
Pension Fund Blackout Periods. Section 306 of the Sarbanes-Oxley Act of 2002 prohibits directors or executive officers from trading in Company securities acquired in connection with an individual’s service or employment as a director or executive officer during any period in which at least 50% of the employees participating in certain individual retirement accounts maintained by the Company are subject to a blackout from trading Company securities held in such accounts. The Company is required to notify employees, officers, directors and the SEC of any such blackout period. As a result, the General Counsel will not preclear any request by a director or executive officer to trade Company securities acquired in connection with an individual’s service or employment as a director or executive officer during a pension fund/retirement account blackout period.

Hardship Approvals. If you are subject to a quarterly earnings blackout period and you have an unexpected and urgent need to sell Company stock in order to generate cash, you may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship approvals may be granted only by the General Counsel and must be requested at least two full business days in advance of the proposed trade. A hardship approval may be granted only if the General Counsel concludes that the Company’s earnings information for the applicable quarter does not constitute Material Inside Information. Under no circumstances will a hardship approval be granted during an event-specific or pension fund blackout period or if the General Counsel determines that you have Material Insider Information.
2.Post-Termination Transactions
If you are aware of Material Inside Information when you terminate service as a director, officer or other employee of the Company or a subsidiary, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the later of your termination of employment, the expiration of any applicable blackout period in effect at the time of your termination of service, or until you no longer have access to Material Inside Information.
Questions
If you have any questions about the Policy or how it applies in a particular instance, you may consult your own legal counsel or contact the General Counsel at 206-392-5292.

Responsibility and Authority

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The Insider Trading Policy is the responsibility of the Legal Division and cannot be changed without the approval of the SVP of Legal (executive owner/responsibility) or the MD Corporate Affairs and Compliance, currently designated as policy owner/authority.

Availability

This document is available on Team AAG under HR/Pay/Total Rewards Legal Policies which is accessible by Alaska and Horizon employees. The electronic document on the intranet supersedes any other version previously printed or otherwise retained.

Revision History

Author	Summary of Change	Section Title	Revision Publish Date
Jennifer Thompson, MD Corporate Affairs	Previous versions	All	8/7/2019
Allie Wittenberger, MD Corporate Affairs & Compliance & ASC	Current Owner Minor policy updates	All	5/28/2020
Gillian Fears, Compliance & Investigations Program Manager	Template and formatting updates. Added section “Responsibility and Authority” and “Availability”	All	9/15/2020

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Jeanne Gammon, Stock Plan Services Program Manager Kyle Levine, SVP Legal & General Counsel	•Addition of McGee Air Services, Inc. as covered under this policy. •Changes to Preclearance Procedures - ESPP section •Changes to “Modifications to and Terminations of 10b5-1 Plans”	All Part II Section 2.a. Part II Section 2.c.iii	10/02/2020
Allie Wittenberger, MD Corporate Affairs & Compliance & ASC Kyle Levine, SVP Legal & General Counsel
•Addition of a definition of “Related Parties”

•Changes to “Company Policy Prohibiting Insider Trading,” including incorporating language from previous Part I Section 3 (“What is Insider Trading”), which has been deleted.

•Changes to “When doe Material Insider Information become public?”

•Addition of section for Gifts of Securities

•Changes to “Rules and Procedures Applicable to Covered Persons”

•Changes to “Pre-Clearance Rules and Procedures for Restricted Employees”
Scope Part I Section 1 Part I Section 4 Part I Section 6 Part II Section 1.a Part II, Section 2, 2.a., 2.b and 2.c

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Addendum A: Rule 10b5-1 Trading Plan Requirements

Overview
Rule 10b5-1(c) (“Rule 10b5-1”) under the Securities Exchange Act of 1934 (“Exchange Act”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a “10b5-1 trading plan”). The Company permits its directors, officers and employees (together, “Insiders”) that have adopted a 10b5-1 trading plan in compliance with Rule 10b5-1 and this Addendum A to the Company’s Insider Trading Policy and Compliance Program (the “Policy”) to engage in transactions over an extended period of time, even during a blackout period under the Policy, as long as the Insider is not aware of Material Insider Information (as defined in the Policy) at the time the Insider entered into the 10b5-1 trading plan and has acted in good faith with respect to the plan. Trades made outside of an existing 10b5-1 trading plan will not benefit from the protection afforded by Rule 10b5-1, and 10b5-1 trading plans do not exempt directors and Section 16 officers from complying with Section 16 reporting requirements or the short-swing liability provisions of Section 16 under the Exchange Act.
Pre-Approval of 10b5-1 Trading Plan Required
As specified in the Policy, a 10b5-1 trading plan must be approved by the General Counsel (or his or her designee) prior to its adoption, modification or termination. Any Insider who wishes to enter into, modify or terminate a 10b5-1 trading plan must submit the plan to the General Counsel for approval at least five days prior to adoption, modification or termination of the plan. Subject to pre-clearance of the 10b5-1 trading plan, no additional pre-clearance will be required for transactions conducted pursuant to the 10b5-1 trading plan.
Requirements for 10b5-1 Trading Plans

Each 10b5-1 trading plan adopted by an Insider must comply with the following requirements:

•Adoption—The 10b5-1 trading plan must be adopted only when the Insider is not aware of any Material Inside Information and may not be adopted at any time during which the Insider is subject to a blackout period under the Policy. The Insider must enter into the 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

•Form—The 10b5-1 trading plan must be in the form of:
oa binding contract to purchase or sell the security;
oan instruction to another person to buy or sell the security; or
oa written plan for trading securities.

•Trading Arrangements—The 10b5-1 trading plan must:
oeither:
specify the amount of securities, prices, and dates for the transactions;
include a written algorithm or computer program that specifies the amounts of securities, prices, and dates for the transactions; or
not permit the Insider adopting the plan (or anyone else with access to Material Inside Information) to “exercise any subsequent influence over how, when, or whether to effect purchases or sales.”

•Content—The 10b5-1 trading plan must:
ocontain a representation from the Insider adopting the 10b5-1 trading plan that, at the time the 10b5-1 trading plan is adopted, he or she is not aware of Material Inside Information about the Company or its securities;

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ocontain a representation from the Insider adopting the 10b5-1 trading plan that the plan is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and
ocontain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and applicable SEC rules as in effect from time to time.

•Trades Under the Plan—Trading in the Company’s securities may not commence under the 10b5-1 trading plan until the expiration of a waiting period which is (A) for directors and Section 16 officers, the later of (i) 90 days after the 10b5-1 trading plan is adopted, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the plan was adopted (subject to a maximum waiting period of 120 days) and (B) for other employees, 30 days after the 10b5-1 trading plan is adopted (such period in which trades may not occur pursuant to clause (A) or (B), as applicable, the “Cooling-Off Period”);

•Restrictions on Overlapping Plans—Unless otherwise permitted by Rule 10b5-1, no more than one 10b5-1 trading plan to effect open market purchases or sales of securities may be in effect at any time with respect to the Company’s securities beneficially owned by the Insider adopting the 10b5-1 trading plan, except that, during the term of a plan, such Insider may:
oadopt a 10b5-1 trading plan in compliance with the requirements for 10b5-1 trading plans set forth in this Addendum, with any transactions to take effect upon the completion or expiration of the Insider’s current 10b5-1 trading plan; provided, however, that if the Insider’s current 10b5-1 trading plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing plan shall run from the date of such termination (and not from the date the later-commencing plan was adopted); and
oenter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and provided that the Insider does not exercise control over the timing of such sales (a “Sell-to-Cover Plan”).

•Restrictions on Single-Trade Plans—other than Sell-to-Cover Plans, no more than one 10b5-1 trading plan designed to effect the open-market purchase or sale in a single transaction of the total amount of the Company’s securities subject to the 10b5-1 trading plan may be adopted within any twelve month period.

•After Adoption—After a 10b5-1 trading plan is adopted, the purchases or sales must be made in compliance with the 10b5-1 trading plan and the Insider must act in good faith with respect to the 10b5-1 trading plan. The Insider adopting the 10b5-1 trading plan cannot cause the plan to be altered or deviated from, or enter into or alter a corresponding or hedging transaction position with respect to the securities to be purchased or sold under the 10b5-1 trading plan.

•Plan Modifications or Terminations—Although modifications and termination of an existing 10b5-1 trading plan are not prohibited, they are strongly discouraged and an Insider should adopt a 10b5-1 trading plan with the intention that it will not be amended or terminated prior to its expiration. Any modification or termination must be approved by the General Counsel pursuant to the Company’s pre-clearance procedures for 10b5-1 trading plans, and any modification must satisfy all of the requirements set forth above with respect to the adoption of a 10b5-1 trading plan, including the required Cooling-Off Period before any trades may commence under the modified plan. A modification of a 10b5-1 trading plan includes any change to the amount, price, or timing of the purchase or sale of securities under the plan, but does not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed.

Section 16 Considerations for Directors and Section 16 Officers

The Company and the Company’s directors and Section 16 Officers must make certain disclosures in SEC filings concerning the adoption, modification or termination of any 10b5-1 trading plans. Section 16 officers and directors of the Company must undertake to provide any information requested by the Company regarding 10b5-1 trading plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

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Each director and Section 16 officer understands that the approval or adoption of a 10b5-1 trading plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. Sales transacted in accordance with the 10b5-1 trading plan will be reported to the SEC on Form 4 within two days of the transaction and will reflect that the trade was made pursuant to a trading arrangement adopted under Rule 10b5-1